Q3 2020

Good morning. I'm Dan O'Brien, CEO of Flexible Solutions.

Safe Harbor provision:

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Welcome to the FSI conference call for Q3 2020.

Prior to discussion of our financials, I'd like to update our corporate condition and product lines along with what, in our opinion, might occur over the next two quarters.

Covid virus: The NanoChem Subsidiary, the ENP Subsidiary and the Florida LLC investment are all engaged in producing for the agriculture and/or the cleaning products sectors. Therefore, we are considered essential services and are likely to remain so if restrictions are reinstated. Production and sales are continuing to meet customer orders. We continued to shrink our inventory and increase our cash position in Q2 and Q3 by ordering less inventory than we consumed. This tactic was successful and we feel that we now have the right level of inventory to suit the risks of covid while still having the ability to service our customers.

Our NanoChem division: NCS represents more than 1/2 of the revenue of FSI. This division makes thermal poly-aspartic acid, called TPA for short, a biodegradable polymer with many valuable uses. NCS also manufactures SUN 27(TM) and N Savr 30(TM) which are used to reduce nitrogen fertilizer loss from soil.


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TPA is used in  agriculture  to  significantly  increase crop yield.  It acts by slowing crystal growth between fertilizer ions and other ions in the soil resulting in the fertilizer remaining available longer for the plants to use. TPA is also a biodegradable way of treating oilfield water to prevent pipes from plugging with mineral scale. Our sales into this market are well established and normally grow steadily but slowly. A simple explanation of TPA's effect is that it prevents the scaling out of minerals that are part of the water fraction of oil as it exits the rock formation. Scale must be prevented to keep the oil recovery pipes from clogging.

SUN 27(TM) and N Savr 30(TM) are our nitrogen conservation products. Nitrogen is
a  critical  fertilizer  but  it  can  be  lost  through  bacterial   breakdown,
evaporation and soil runoff.

SUN 27(TM) is used to conserve nitrogen from attack by soil bacterial enzymes while N Savr 30(TM) is directed toward reducing nitrogen loss through leaching and evaporation.

ENP Division: ENP is focused on sales into the greenhouse, turf and golf markets, while, our NCS sales are into row crop agriculture - two very distinct markets. The strong quarters for ENP are 2 and 3 to match the US spring and summer. Q3 was very strong. ENP expects moderate year over year growth in Q4 2020 with the caution that Q4 early buy orders could be affected if the virus causes customers to keep inventory very low. Q1 2021is still unclear at this time.

The Florida LLC investment: This investment was profitable, as usual. The company we invested in has sold more to date in 2020 than it did in the first 9 months of 2019. The Company is focused on international sales into multiple countries all of which are facing different covid issues and responding in varied ways. The large number of variables prevents any useful prediction for Q4 2020 and Q1 2021 other than continued growth at a moderate rate is likely.

Q4 2020 and early 2021

TPA, SUN 27(TM) and N Savr 30(TM) for agricultural use had peak uptake in Q1 and Q2. Early buy orders in Q4 could be reduced if our customers decide to use just in time strategies. However, recent strong increases in corn and soybean prices may counteract customer worries.


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Oil, gas and  industrial  sales of TPA are expected to be flat in Q4 compared to the previous year while predictions regarding 2021 are not possible under the circumstances. Like agriculture, our sales to cleaning products and water treatment are considered essential leaving only O&G as a market vertical at risk. The risk in O&G is not permanent loss of business, rather, it is the possibility of some wells shutting down for maintenance while oil prices are low.

Tariffs: Since Sept 30th 2018, many of our raw materials imported from China have included a 10% additional tariff which rose to 25% in 2019. US customers received price increases from us as this inventory entered production. International customers are not charged the tariffs because we are applying for the export rebates available to recover the tariffs. As a result, the accumulating tariff payments to the Government are affecting our cost of goods, our cash flow and our profits negatively until the rebates are received. Rebates are very complicated to apply for and can take many months to arrive. The total dollar amount due back to us has become significant and continues to increase. Changes in customs categories in Q3 2020 have resulted in another of our raw materials being added to the tariff list increasing the strain on us. The rebates will increase profitability and cash flow while decreasing cost of goods for the future quarters in which the rebates are received. In my Q1 speech I expressed comfort that we would begin to see rebates in Q2 or early in Q3. I based this on the fact that we filed our template and request for our first rebate in mid-May. As of Aug 14, there had been no response from the government except an excuse that "employees are not in the office". In September, we were told that they had lost our file and instructed us to refile. Because files are examined in order of receipt and there is a 30-day payment delay even after approval, we no longer expect rebates in Q4.

Highlights of the financial results:

Sales for the quarter increased 10% to $8.11 million, compared with $7.40 million for Q3 2019. The result is a gain of 582 thousand or 5 cents per share in the 2020 period, compared to a gain of 412 thousand or 3 cents per share, in 2019. We attribute the improvement to increased sales.


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It is not obvious why revenue similar to Q2 would result in significantly  lower profit in Q3. Reason 1 is product mix: Q3 historically sees a lower margin product mix. Reason 2 is the addition of another of our raw materials to the tariff regime resulting in additional costs until rebates arrive. Reason 3 is the relative strength of the ENP division whose revenue is fully consolidated. However, 35% of ENP's profit is backed out to ENP's minority shareholder. ENP had an excellent Q3 which transformed our average Q into a good one. We feel that this is further validation of our ENP acquisition.

Working capital is adequate for all our purposes and is increasing during 2020 as we book retained profit from sales. Continuous effort will be made to optimize inventory and accounts receivable while increasing cash until the effects of the virus become more predictable. We also have a line of credit with Midland States Bank. We are confident that we can execute our plans with our existing capital. The purchase of ENP in 2018 was funded by a term loan from Harris bank [now carried by Midland] and a $1 MM convertible debenture taken by the seller. One half the debenture was converted to 200,000 FSI shares in 2019 while the remaining 500,000 was retired for cash in Q2 of this year. The term loan is now more than half repaid. The LLC investment in January 2019 was made with cash on hand provided by FSL, our Canadian operating company.

The text of this speech will be available as an 8K filing on www.sec.gov by Tuesday, November 17th. Email or fax copies can be requested from Jason Bloom at Jason@flexiblesolutions.com.

Thank you, the floor is open for questions.